UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	TrimTabs ETF Trust

Address and Principal	TrimTabs ETF Trust
Business Office:	3 Harbor Way, Suite 112
Sausalito, CA 94965

Telephone Number:	415.887.9225

Name and Address of Agent	c/o Stellar Corporate Services LLC
for Service of Process:	3500 South Dupont Highway
Dover, County of Kent, Delaware 19901

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A: ☒ Yes ☐   No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Sausalito and the State of California on the 5th day of September 2014.

TRIMTABS ETF TRUST

By: /s/ Charles Biderman

Name: Charles Biderman

Title: President

Attest: /s/ Minyi Chen

Name: Minyi Chen

Title: Vice President

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